Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES $225 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

NEW YORK, NY, February 22, 2022 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today the private placement of $225 million of senior unsecured notes, including (i) $100 million of notes priced at a fixed rate of 3.45% and maturing February 22, 2032, and (ii) $125 million of notes priced at a fixed rate of 3.65% and maturing January 20, 2033.

The 3.45% notes were funded at closing and proceeds will be used to repay all amounts outstanding on the Company’s revolving credit facility and to fund investment activity.

The 3.65% notes will be funded on January 20, 2023 and proceeds will be used to prepay in full the Company’s $75 million 5.35% Series B senior unsecured notes due June 2, 2023 and to fund investment activity.

The senior unsecured notes were issued in a private placement with affiliates of The Prudential Insurance Company of America (“Prudential”), American General Life Insurance Company (“AIG”), Massachusetts Mutual Life Insurance Company (“MassMutual”), and New York Life Insurance Company (“New York Life”) under substantially similar terms and conditions as the Company’s existing senior unsecured notes.

“This financing provides us with long-term, fixed-rate debt capital to support our continued growth, and accretively refinance our unsecured notes maturing in June 2023” said Brian Dickman, Getty’s Chief Financial Officer. “We’re pleased with the execution of this transaction, and appreciate the continued support of Prudential, AIG and Barings, and our new relationship with New York Life.”

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for informational purposes only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate.  As of September 30, 2021, the Company’s portfolio included 1,021 freestanding properties located in 36 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(516) 349-0598
	(646) 349-6000	ir@gettyrealty.com